Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLEARWATER ANALYTICS HOLDINGS, INC.

Clearwater Analytics Holdings, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

(1)	The original Certificate of Incorporation of the Company was filed with the office of the Secretary of State of the State of Delaware on May 18, 2021 (the “Certificate of Incorporation”).

(2)

This Amended and Restated Certificate of Incorporation (as amended or modified from time to time, this “Amended and Restated Certificate of Incorporation”) was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

(3)	This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Company in its entirety.

(4)	The text of the Certificate of Incorporation hereby is amended and restated in entirety as follows:

ARTICLE I

NAME

The name of the Company is Clearwater Analytics Holdings, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 4.1 Definitions. For purposes of this Amended and Restated Certificate of Incorporation, reference to:

(a) “Affiliate” of any person or entity shall mean any other person or entity controlled by, controlling or under common control with such first person; where “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

(b) “Associate” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “Business Combination” when used in reference to the Company and any Interested Stockholder, means:

(i) any merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company (1) with an Interested Stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by an Interested Stockholder and as a result of such merger or consolidation Section b of Article X is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Company, to or with an Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company;

(iii) any transaction that results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any stock of the Company or of such subsidiary to an Interested Stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which securities were outstanding prior to the time that an Interested Stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Company subsequent to the time an Interested Stockholder became such; (4) pursuant to an exchange offer by the Company to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Company; provided, however, that in no case under items (3) through (5) of this subsection (iii) shall there be an increase in an Interested Stockholder’s proportionate share of the stock of any class or series of the Company or of the voting stock of the Company (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Company or of any such subsidiary that is owned by an Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by an Interested Stockholder; or

(v) any receipt by an Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Company), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Company or any direct or indirect majority-owned subsidiary.

(d) “Holding Unit” means one Class A Common Unit of CWAN Holdings, LLC.

(e) “Interested Stockholder” means any person (other than the Company or any direct or indirect majority-owned subsidiary of the Company) that (A) is the owner of 15% or more of the outstanding voting stock of the Company, or (B) is an Affiliate or Associate of the Company and was the owner of 15% or more of the outstanding voting stock of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and Associates of such person; but “Interested Stockholder” shall not include any of (i) the Investors (or any Investor) or any of its respective Affiliates, transferees or successors or any “group,” or any member of any such group, to which any such persons are a party under Rule 13d-5 of the Exchange Act (as defined below), or (ii) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Company; provided that in the case of clause (ii), such person shall be an Interested Stockholder if thereafter such person acquires additional shares of voting stock of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Stockholder, the voting stock of the Company deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “Owner” but shall not include any other unissued stock of the Company that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “Investors” means, collectively, (i) the Permira Investors, (ii) the Warburg Investors and (iii) the WCAS Investors and, individually, any of the foregoing.

(g) “LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of CWAN Holdings, LLC (formerly known as Carbon Analytics Holdings LLC), as the same may be amended, restated and in effect from time to time.

(h) “Owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(i) “Permira Investor” means Galibier Purchaser LLC.

(j) “Permitted Transfer” means, with respect to Class C Common Stock or Class D Common Stock, any Transfer (i) to any Permitted Transferee or (ii) following which such Class C Common Stock or Class D Common Stock continues to be beneficially owned by one or more of the Investors, their respective Affiliates and/or a Permitted Transferee.

(k) “Permitted Transferees” means, with respect to any holder of Class C Common Stock or holder of Class D Common Stock, any of (i) any Permira Investor or any Affiliate of a Permira Investor, any investment fund or alternative investment vehicle, directly or indirectly, affiliated with, or managed or sponsored by, a Permira Investor or an Affiliate of a Permira Investor, (ii) any Warburg Investor or any Affiliate of a Warburg Investor, any investment fund or alternative investment vehicle, directly or indirectly, affiliated with, or managed or sponsored by, a Warburg Investor or an Affiliate of a Warburg Investor or (iii) any WCAS Investor or any Affiliate of a WCAS Investor, any investment fund or alternative investment vehicle, directly or indirectly, affiliated with, or managed or sponsored by, a WCAS Investor or an Affiliate of a WCAS Investor, in each case, provided that, prior to any transfer of Common Stock, such Person shall have executed and delivered to the Company a Joinder Agreement agreeing to be bound by the terms of the Stockholders Agreement in the form of Annex A attached thereto to the extent such Person is not already bound by the terms of the Stockholders Agreement.

(l) “Transfer” of a share of Class C Common Stock or Class D Common Stock means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however, that the following shall not be considered a “Transfer”: (i) the granting of a revocable proxy to officers or directors of the Company at the request of the Board (as defined below) in connection with actions to be taken at annual or special meetings of stockholders; (ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with the Company or its stockholders that (x) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company and (y) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (iii) entering into a voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of the Company that is approved by the Board, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer); (iv) the pledge or other granting of a security interest in any Common Stock to one or more lenders pursuant to any Permitted Financing (as defined in the Second Amended and Restated Registration Rights Agreement, dated September 28, 2021 by and among the Company and the Investors and other parties thereto from time to time, as amended from time to time) by any Investor or any of its Affiliates (provided, that, a foreclosure on such shares or other exercise of remedies by the pledgee shall constitute a “Transfer,” unless such foreclosure or similar action qualifies as a Permitted Transfer); or (v) the fact that the spouse of any holder of Class C Common Stock or Class D Common Stock possesses or obtains an interest in such holder’s shares of Class C Common Stock or Class D Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class C Common Stock or Class D Common Stock.

(m) “Warburg Investor” means WP CA Holdco, L.P.

(n) “WCAS Investors” means, collectively, (i) WCAS XII Carbon Analytics Acquisition, L.P., (ii) WCAS GP CW LLC, (iii) WCAS XIII Carbon Analytics Acquisition, L.P., (iv) Welsh, Carson, Anderson & Stowe XII, L.P., (v) Welsh, Carson, Anderson & Stowe XII Delaware, L.P., (vi) Welsh, Carson, Anderson & Stowe XII Delaware II, L.P., (vii) Welsh, Carson, Anderson & Stowe XII Cayman, L.P., (viii) WCAS XII Carbon Investors, L.P. and (ix) WCAS XIII Carbon Investors, L.P.

Section 4.2 Authorized Capital.

The total number of shares of all classes of capital stock which the Company shall have authority to issue is 3,100,000,000, consisting of five classes: 1,500,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), 500,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock”), 500,000,000 shares of Class C Common Stock, par value $0.001 per share (“Class C Common Stock”), 500,000,000 shares of Class D Common Stock, par value $0.001 per share (“Class D Common Stock” and collectively with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “Common Stock”) and 100,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class or series then outstanding, plus:

(a) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (i) the exchange of all shares of Class B Common Stock issuable as described in Section 4.6 below, (ii) the exchange of all shares of Class C Common Stock issuable as described in Section 4.6 below, (iii) the conversion of all shares of Class D Common Stock issuable as described in Sections 4.7 and 4.8 below and (iv) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock;

(b) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with (i) the conversion of all outstanding shares of Class C Common Stock issuable as described in Sections 4.7 below and 4.8 below, and (ii) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock;

(c) in the case of Class C Common Stock, the number of shares of Class C Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class C Common Stock; and

(d) in the case of Class D Common Stock, the number of shares of Class D Common Stock issuable in connection with (i) the exchange of all shares of Class C Common Stock issuable as described in Section 4.6 below and (ii) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class D Common Stock.

Section 4.3 Common Stock.

(a) Voting Rights.

(i) Each holder of Class A Common Stock or Class B Common Stock, as such, will be entitled to one vote for each share of Class A Common Stock or Class B Common Stock, as applicable, held by such holder as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Company, and each holder of Class C Common Stock or Class D Common Stock, as such, will be entitled to ten votes for each share of Class C Common Stock or Class D Common Stock, as applicable, held by such holder as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Company, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

(ii) (A) The holders of the outstanding shares of Class A Common Stock and Class D Common Stock, voting together as a single class, shall be entitled to vote separately without the vote of any other class of Common Stock or security upon any amendment to this Amended and Restated Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such classes of Common Stock in a manner that is disproportionately adverse to such classes as compared to the Class B Common Stock or Class C Common Stock and (B) the holders of the outstanding shares of Class B Common Stock and Class C Common Stock, voting together as a single class, shall be entitled to vote separately without the vote of any other class of Common Stock or security upon any amendment to this Amended and Restated Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such classes of Common Stock in a manner that is disproportionately adverse to such classes as compared to the Class A Common Stock or Class D Common Stock.

(iii) Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b) Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and Class D Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Company as may be declared by the Board of Directors of the Company (the “Board”) from time to time with respect to the Class A Common Stock and Class D Common Stock out of assets or funds of the Company legally available therefor. Other than in connection with a dividend declared by the Board in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock or Class C Common Stock and the holders of shares of Class B Common Stock and Class C Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock and Class C Common Stock.

(c) Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, all assets of the Company of whatever kind available for distribution to the holders of Common Stock shall be divided among and paid ratably to the holders of Class A Common Stock and Class D Common Stock and Class B Common Stock and Class C Common Stock in proportion to the number of shares held by each such stockholder; provided, that, without limiting the right of holders of Class B Common Stock and Class C Common Stock to exchange shares thereof together with the corresponding Holdings Units, the holders of shares of Class B Common Stock and Class C Common Stock shall be entitled to receive $0.001 per share, and upon receiving such amount, the holders of shares of Class B Common Stock and Class C Common Stock as such, shall not be entitled to receive any other assets or funds of the Company.

Section 4.4 Transfer of Class B Common Stock and Class C Common Stock.

(a) A holder of Class B Common Stock or Class C Common Stock, as applicable, may surrender shares of Class B Common Stock or Class C Common Stock, as applicable, to the Company for cancellation for no consideration at any time. Following the surrender, or other acquisition, of any shares of Class B Common Stock or Class C Common Stock, as applicable, to or by the Company, the Company will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Company.

(b) Except as set forth in Section 4.4(a), a holder of Class B Common Stock or Class C Common Stock, as applicable, may transfer or assign shares of Class B Common Stock or Class C Common Stock, as applicable (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law), only if such holder also simultaneously transfers an equal number of such holder’s Holding Units in compliance with the LLC Agreement. The transfer restrictions described in this Section 4.4(b) are referred to as the “Restrictions”.

(c) Any purported transfer of shares of Class B Common Stock or Class C Common Stock, as applicable, in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become, or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock or Class C Common Stock, as applicable, in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of Class B Common Stock or Class C Common Stock, as applicable (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Company, the Company’s transfer agent (the “Transfer Agent”) or the Secretary of the Company.

(d) Upon a determination by the Board that a Person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Company may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Company, including without limitation to cause the Transfer Agent or the Secretary of the Company, as applicable, to not record the Purported Owner as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(e) Each outstanding share of Class B Common Stock will, automatically and without further action on the part of the Company or any holder of Class B Common Stock, convert into one fully paid and non-assessable share of Class A Common Stock immediately prior to any transfer of such Class B Common Stock by the registered holder thereof, other than a transfer to a Permitted Transferee (as defined in the LLC Agreement), but only with respect to such shares of Class B Common Stock actually so transferred. Upon any conversion pursuant to this Section 4.4(e), the certificate or certificates that represented immediately prior thereto the shares of Class B Common Stock that were so converted, automatically and without further action, shall represent the same number of shares of Class A Common Stock without the need for surrender or exchange thereof. As promptly as practicable following a conversion pursuant to this Section 4.4(e), the Company shall deliver or cause to be delivered to any holder whose shares of Class B Common Stock have been converted as a result of such conversion the number of shares of Class A Common Stock deliverable upon such conversion registered in the name of such holder. To the extent such shares are settled through the facilities of The Depository Trust Company or if any agent for the registration or transfer of shares of Class B Common Stock is then duly appointed and acting (the “Class B Transfer Agent”), through the book entry facilities of the Class B Transfer Agent, the Company will, upon the written instruction of such holder, deliver the shares of Class A Common Stock deliverable to such holder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such holder or through the book entry facilities of the Class B Transfer Agent. Each share of Class B Common Stock that is converted pursuant to this Section 4.4(e) shall thereupon be retired by the Company and shall not be available for reissuance.

(f) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.4 for determining whether any transfer or acquisition of shares of Class B Common Stock or Class C Common Stock, as applicable, would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.4. Any such procedures and regulations shall be kept on file with the Secretary of the Company and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, holders of shares of Class B Common Stock or Class C Common Stock, as applicable.

(g) All certificates or book entries representing shares of Class B Common Stock or Class C Common Stock, as applicable, shall bear a legend substantially in the following form (or in such other form as the Board may determine): THESE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.5 Preferred Stock.

(a) Preferred Stock may be issued from time to time by the Company for such consideration as may be fixed by the Board. The Board is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions of, each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

(b) Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(c) Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

Section 4.6 Exchange of Class B Common Stock and Class C Common Stock. Shares of Class B Common Stock or Class C Common Stock, as applicable, may be redeemed, together with the corresponding Holding Units, at any time and from time to time in exchange for shares of Class A Common Stock or, in the case of the Class C Common Stock, Class D Common Stock, in accordance with the LLC Agreement.

Section 4.7 Conversion of Class C Common Stock and Class D Common Stock.

(a) Each share of Class C Common Stock and each share of Class D Common Stock may be converted into one fully paid and non-assessable share of Class B Common Stock and one fully paid and non-assessable share of Class A Common Stock, respectively, at any time at the option of the holder of such share of Class C Common Stock or Class D Common Stock. In order to exercise the conversion privilege, the holder of any shares of Class C Common Stock or shares of Class D Common Stock to be converted shall deliver to the Company written or electronic notice that the holder elects to convert shares of Class C Common Stock or shares of Class D Common Stock, as applicable, to the extent specified in such notice and, if such shares are certificated, such holder shall present and surrender the certificate or certificates representing such shares during usual business hours at the principal executive offices of the Company or, if any agent for the registration or transfer of shares of Class C Common Stock or shares of Class D

Common Stock is then duly appointed and acting (the “Class C Transfer Agent” and the “Class D Transfer Agent,” respectively), at the office of the Class C Transfer Agent or Class D Transfer Agent, as applicable. If required by the Company, any certificate for shares of Class C Common Stock or shares of Class D Common Stock, as applicable, surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company and the Class C Transfer Agent or Class D Transfer Agent, as applicable, duly executed by the holder of such shares or such holder’s duly authorized representative. As promptly as practicable after the receipt of such notice and the surrender of the certificate or certificates representing such shares of Class C Common Stock or Class D Common Stock as aforesaid and in any event within three business days of the receipt of such notice and certificates, if such shares are certificated, the Company shall issue and deliver at such office to such holder, or on such holder’s written order, a certificate or certificates for the number of full shares of Class B Common Stock or Class A Common Stock, as applicable, (if certificated) issuable upon the conversion of such shares. To the extent such shares of Class C Common Stock or Class D Common Stock as aforesaid are settled through the facilities of The Depository Trust Company or through the book entry facilities of the Class C Transfer Agent or Class D Transfer Agent, the Company shall, upon such holder’s written order, issue and deliver the number of full shares of Class B Common Stock or shares of Class A Common Stock, as applicable, issuable upon the conversion of such shares through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such holder or through the book entry facilities of the Class C Transfer Agent or Class D Transfer Agent. Each conversion of shares of Class C Common Stock or shares of Class D Common Stock shall be deemed to have been effected on (i) the date on which such notice shall have been received by the Company, the Class C Transfer Agent or the Class D Transfer Agent, as applicable (subject to receipt by the Company, the Class C Transfer Agent or the Class D Transfer Agent, as applicable, within five business days thereafter of any required instruments of transfer as aforesaid), or (ii) such later date specified in or pursuant to such notice, and the person or persons in whose name or names any certificate or certificates for shares of Class B Common Stock or shares of Class A Common Stock shall be issuable upon such conversion as aforesaid shall be deemed to have become on said date the holder or holders of record of the shares represented thereby.

(b) Notwithstanding anything in this Section 4.7 to the contrary, any holder may withdraw or amend a notice of conversion, in whole or in part, prior to the effectiveness of the conversion, at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the date of the conversion (or any such later time as may be required by applicable law) by delivery of a written or electronic notice of withdrawal to the Company, the Class C Transfer Agent or the Class D Transfer Agent, as applicable, specifying (i) if applicable, the certificate numbers of the withdrawn shares of Class C Common Stock or Class D Common Stock, (ii) if any, the number of shares of Class C Common Stock or Class D Common Stock as to which the notice of conversion remains in effect and (iii) if the holder so determines, a new conversion date or any other new or revised information permitted in a notice of conversion. A notice of conversion may specify that the conversion is to be contingent (including as to timing) upon the consummation of a purchase by another person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of the Class B Common Stock or shares of the Class A Common Stock into which the Class C Common Stock or Class D Common Stock, respectively, is convertible, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Class B Common Stock or Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property.

Section 4.8 Automatic Conversion of Class C Common Stock and Class D Common Stock. Each outstanding share of Class C Common Stock or Class D Common Stock will, automatically and without further action on the part of the Company or any holder of Class C Common Stock or Class D Common Stock, (i) convert into one fully paid and non-assessable share of Class A Common Stock immediately prior to any Transfer of such Class C Common Stock or Class D Common Stock by the registered holder thereof, other than a Permitted Transfer, but only with respect to such shares of Class C Common Stock or Class D Common Stock actually so Transferred or (ii) convert into one fully paid and non-assessable share of Class B Common Stock or Class A Common Stock, respectively, upon the earlier to occur of (A) the date that the WCAS Investors and their respective Affiliates own less than 5% of the Common Stock and (B) September 28, 2028. Upon any conversion pursuant to this Section 4.8, the certificate or certificates that represented immediately prior thereto the shares of Class C Common Stock or Class D Common Stock that were so converted, automatically and without further action, shall represent the same number of shares of Class B Common Stock or Class A Common Stock, as applicable, without the need for surrender or exchange thereof. As promptly as practicable following a conversion pursuant to this Section 4.8, the Company shall deliver or cause to be delivered to any holder whose shares of Class C Common Stock or Class D Common Stock have been converted as a result of such conversion the number of shares of Class B Common Stock or Class A Common Stock deliverable upon such conversion, as applicable, registered in the name of such holder. To the extent such shares are settled through the facilities of The Depository Trust Company or if any Class C Transfer Agent is then duly appointed and acting, through the book entry facilities of the Class C Transfer Agent or the Class D Transfer Agent, as applicable, the Company will, upon the written instruction of such holder, deliver the shares of Class B Common Stock or Class A Common Stock deliverable to such holder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such holder or through the book entry facilities of the Class C Transfer Agent or Class D Transfer Agent. Each share of Class C Common Stock and Class D Common Stock that is converted pursuant to this Section 4.8 shall thereupon be retired by the Company and shall not be available for reissuance.

Section 4.9 Unconverted or Unexchanged Shares. If less than all of the shares of Class B Common Stock, Class C Common Stock or Class D Common Stock evidenced by a certificate or certificates surrendered to the Company are converted or exchanged, as applicable, the Company shall execute and deliver to, or upon the written order of, the holder of such certificate or certificates a new certificate or certificates evidencing the number of shares of Common Stock which are not converted or exchanged without charge to the holder.

Section 4.10 No Conversion Rights of Class A Common Stock or Class B Common Stock. The Class A Common Stock and the Class B Common Stock shall not have any conversion rights, provided that shares of the Class B Common Stock shall be convertible as set forth in Section 4.4(e) and exchangeable, together with the corresponding Holdings Units, as set forth in Section 4.6.

Section 4.11 Reservation of Shares. The Company will at all times reserve and keep available authorized and unissued shares of the applicable shares of Common Stock that are issuable upon conversion or exchange of all outstanding shares of Class B Common Stock, Class C Common Stock or Class D Common Stock, as applicable. The Company covenants that all the shares of the applicable Common Stock that are issued upon the conversion or exchange of Class B Common Stock, Class C Common Stock or Class D Common Stock, will, upon issuance, be validly issued, fully paid and non-assessable.

Section 4.12 Distributions with Respect to Converted or Exchanged Shares. No conversion or exchange pursuant to this Article IV shall impair the right of the converting or exchanging stockholder to receive any dividends or other distributions payable on shares so converted or exchanged in respect of a record date that occurs prior to the effective date for such conversion or exchange. For the avoidance of doubt, no converting or exchanging stockholder shall be entitled to receive, in respect of a single record date, dividends or other distributions both on shares that are converted or exchanged by such stockholder and on shares received by such stockholder in such conversion or exchange.

Section 4.13 Taxes. The issuance of shares of Class A Common Stock or shares of Class D Common Stock upon the exercise by holders of shares of Class B Common Stock or Class C Common Stock of their rights under the LLC Agreement to exchange Class B Common Stock or Class C Common Stock with a Holding Unit will be made without charge to the holders of the shares of Class B Common Stock or Class C Common Stock for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock or Class D Common Stock are to be issued in a name other than that of the then record holder of the shares of Class B Common Stock or Class C Common Stock being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder or the book entry facilities of the agent for the registration or transfer of shares of Class B Common Stock or Class C Transfer Agent), then such holder or the person in whose name such shares are to be delivered shall pay to the Company the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Company that the tax has been paid or is not payable.

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

(a) Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, from and after the date on which the Investors and their Affiliates, collectively or singly, cease to beneficially own at least 50% of the combined voting power of all the then-outstanding shares of Common Stock (the “Trigger Event”) the following provisions in this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of Common Stock entitled to vote thereon: Article V, Article VI, Article VII, Article VIII, Article IX, Article X and Article XI. For the purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of this Amended and Restated Certificate of Incorporation, except for Article IX; (i) “Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign; and (ii) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Company (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Company required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, from and after the Trigger Event, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of Common Stock of the Company entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

(a) Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board, subject to the rights granted to the Investors pursuant to the Stockholders Agreement, dated September 28, 2021 by and among the Company and the Investors (as amended from time to time, the “Stockholders Agreement”). The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Subject to the Stockholders Agreement, each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, subject to the Stockholders Agreement, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. Subject to the Stockholders Agreement, the Board is authorized to assign members of the Board to their respective class.

(b) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and any rights granted to one or more of the Investors and their respective Affiliates pursuant to the Stockholders Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, that, subject to the Stockholders Agreement, from and after the Trigger Event, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the Board shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(c) Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Company, voting separately as a series or together with one or more other such series, as the case may be) may, subject to the Stockholders Agreement, be removed at any time either with or without cause by affirmative vote of a majority in voting power of all outstanding shares of Common Stock entitled to vote thereon; provided, however, that from and after the Trigger Event, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of Common Stock of the Company entitled to vote thereon. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

(d) During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Company shall be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Company or its stockholders.

(b) Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Company existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING; ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

(a) Prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Company’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. From and after the Trigger Event, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

(b) Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Company for any purpose or purposes may only be called in the manner provided in the Bylaws.

(c) An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed in the manner provided in the Bylaws.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

(a) In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives of one or more of the Investors and their respective Affiliates may serve as directors, officers or agents of the Company, (ii) one or more of the Investors and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Company (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and/or transactions and/or matters that may be an investment or corporate or business opportunity or offer a prospective economic or competitive advantage in which the Company or any of its controlled Affiliates, directly or indirectly, could have an interest or expectancy, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve one or more of the Investors, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith.

(b) None of (i) an Investor or any of its Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company in both his or her director and officer capacities) (the Persons (as defined below) identified in clauses (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from, directly or indirectly, (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section (c) of this Article

IX. Subject to Section (c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Company or any of its Affiliates.

(c) Notwithstanding Section (b) of this Article IX, the Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company) if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Company, and the provisions of Section (b) of this Article IX shall not apply to any such corporate opportunity. The Company and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom and the Company agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Company.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

(e) For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of any Investor, any Person that, directly or indirectly, is controlled by such Investor, controls such Investor or is under common control with such Investor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company) and (b) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company; (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity; and (iii) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

(f) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

DGCL SECTION 203

(a) The Company hereby expressly elects not to be governed by Section 203 of the DGCL.

(b) Notwithstanding the foregoing, the Company shall not engage in any Business Combination, at any point in time at which the Company’s Common Stock is registered under Sections 12(b) or 12(g) of the Exchange Act, with any Interested Stockholder for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(i) prior to such time, the Board approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder;

(ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares (A) owned by persons who are directors and also officers and (B) issued under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of the Company that is not owned by the Interested Stockholder.

ARTICLE XI

MISCELLANEOUS

(a) If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law.

(b) Exclusive Forum.

(i) Unless the Company selects or consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of the Company to the Company or the Company’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws, (5) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine or (6) any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

(ii) Unless the Company selects or consents in writing to the selection of an alternative forum, the federal district court of the District of Delaware shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the Company or any director or officer of the Company.

(iii) Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Clearwater Analytics Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on September 27, 2021.

Clearwater Analytics Holdings, Inc.

By:	/s/ Sandeep Sahai
Name: Sandeep Sahai
Title: Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]